Filed pursuant to Rule 433

Registration Statement No. 333-151501

July 8, 2010

United Mexican States

Final Terms and Conditions

4.25% Global Notes due 2017

Issuer:	United Mexican States

Transaction:	4.25% Global Notes due 2017 (the “2017 Notes”)

Issue Currency:	EUR

Issue Size:	€850,000,000

Ratings:	Baa1(stable)/BBB(stable)/BBB(stable) (Moody’s/Standard & Poor’s/Fitch)*

Maturity Date:	July 14, 2017

Pricing Date:	July 08, 2010

Settlement Date:

July 14, 2010 (T+4).

It is expected that delivery of the Notes will be made against payment therefor on the fourth day following the Pricing Date of the Notes (such settlement cycle being referred to herein as “T+4”). Trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next business day will be required, by virtue of the fact that the Notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade Notes on the date of pricing or the next business day should consult their own advisors.

Coupon:	4.25%

Coupon Payment Frequency	Annual

Issue price:	99.757%, plus accrued interest from July 14, 2010

Yield:	4.291%

Re-offer Spread over Mid-Swap	+180bps

Reference Mid-Swap Rate	2.491%

Re-offer Spread over Benchmark	+213.8bps

Reference Benchmark	DBR 4.25% due 07/04/17 (price: 113.45 and yield: 2.153%)

Interest Payment Dates:	July 14 of each year, commencing July 14, 2011 (subject to interest payment date convention disclosed in the prospectus supplement)

Optional Redemption:	Make-Whole Call at German Government Bundesanleihe (Bund) +30 bps (at any time, from time to time prior to maturity upon giving no less than 30 days’ notice)

Net Proceeds	€845,809,500

Ranking	Senior Unsecured

Governing Law	New York Law

Registration	SEC Registered

Denominations:	€1,000 and integral multiples of €1,000 in excess thereof

Day Count:	ACT/ACT

Underwriters Discount:	0.25%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange - Euro MTF Market Luxembourg

ISIN:	XS0525982657

Common Code:	052598265

Joint Bookrunners:	Barclays Bank PLC BNP Paribas Deutsche Bank AG, London Branch

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus supplement and prospectus of Mexico, each dated July 18, 2008, accompany this free-writing prospectus and are available from the Securities and Exchange Commission’s website at

http://www.sec.gov/Archives/edgar/data/101368/000095012308008057/y60062b2e424b2.htm . A preliminary pricing supplement, subject to completion on July  8, 2010, for the 2017 Notes, is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312510155360/d424b2.htm

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2008 is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000095012309051061/c91167e18vk.htm; http://www.sec.gov/Archives/edgar/data/101368/000095012309051061/c91167exv99wd.htm ; and http://www.sec.gov/Archives/edgar/data/101368/000095012309051061/c91167exv99we.htm.

Amendments to Mexico’s annual report on Form 18-K/A for the fiscal year ended December 31, 2008, including each of Mexico’s recent developments sections, are available from the Securities and Exchange Commission’s website at

http://www.sec.gov/Archives/edgar/data/101368/000095012310001508/c94535e18vkza.htm and

http://www.sec.gov/Archives/edgar/data/101368/000095012310001508/c94535exv1.htm for Amendment No. 1 filed with the Commission on January  11, 2010, and

http://www.sec.gov/Archives/edgar/data/101368/000095012310003094/c94730e18vkza.htm ;

http://www.sec.gov/Archives/edgar/data/101368/000095012310003094/c94730exv1.htm ;

http://www.sec.gov/Archives/edgar/data/101368/000095012310003094/c94730exv2.htm ;

http://www.sec.gov/Archives/edgar/data/101368/000095012310003094/c94730exv3.htm ;

and http://www.sec.gov/Archives/edgar/data/101368/000095012310003094/c94730exv4.htm for Amendment No. 2 filed with the Commission on January 19, 2010, and

http://www.sec.gov/Archives/edgar/data/101368/000095012310020843/c97319e18vkza.htm and http://www.sec.gov/Archives/edgar/data/101368/000095012310020843/c97319exv1.htm for Amendment No. 3 filed with the Commission on March 4, 2010, and

http://www.sec.gov/Archives/edgar/data/101368/000095012310023527/c97672e18vkza.htm ;

http://www.sec.gov/Archives/edgar/data/101368/000095012310023527/c97672exv1.htm ;

http://www.sec.gov/Archives/edgar/data/101368/000095012310023527/c97672exv2.htm ;

http://www.sec.gov/Archives/edgar/data/101368/000095012310023527/c97672exv3.htm ;

and http://www.sec.gov/Archives/edgar/data/101368/000095012310023527/c97672exv4.htm for Amendment No. 4 filed with the Commission on March 11, 2010, and

http://www.sec.gov/Archives/edgar/data/101368/000095012310032225/c98912e18vkza.htm ;

and http://www.sec.gov/Archives/edgar/data/101368/000095012310032225/c98912exv1.htm for Amendment No. 5 filed with the Commission on April 6, 2010, and

http://www.sec.gov/Archives/edgar/data/101368/000095012310034286/c99120e18vkza.htm ;

http://www.sec.gov/Archives/edgar/data/101368/000095012310034286/c99120exv1.htm ;

http://www.sec.gov/Archives/edgar/data/101368/000095012310034286/c99120exv2.htm ;

http://www.sec.gov/Archives/edgar/data/101368/000095012310034286/c99120exv3.htm ; and

http://www.sec.gov/Archives/edgar/data/101368/000095012310034286/c99120exv4.htm for Amendment No. 6 filed with the Commission on April  13, 2010, and

http://www.sec.gov/Archives/edgar/data/101368/000119312510155175/d18ka.htm ; and http://www.sec.gov/Archives/edgar/data/101368/000119312510155175/dex1.htm for Amendment No. 7 filed with the Commission on July 8, 2010.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC toll free at 1-888-603-5847, BNP Paribas toll-free at 1-800-854-5674 or Deutsche Bank AG, London Branch toll free at 1-800-503-4611.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.